                     AGREEMENT OF PURCHASE AND SALE OF STOCK


         This AGREEMENT OF PURCHASE AND SALE OF STOCK ("Agreement") is made as of the 7th day of April, 2000, by and among PET QUARTERS, INC., an Arkansas corporation ("PetQuarters"), and MICHAEL BOROCH, MICHAEL DYBICZ, ROBERT YOUNG, JERRELL SHELTON, PHILIP HERTIK, EDWARD KARRELS, TOD FETHERLING, DENNIS FARRELL, ROBERT HUTSELL and AHN/FIT INTERNET, LLC, nine individuals and a Delaware limited liability company (collectively, the "Shareholders").


                                    RECITALS

         WHEREAS, the Shareholders have represented that they own all of the issued and outstanding stock of WeRPets.com, Inc., a Tennessee corporation ("WeR");

         WHEREAS, PetQuarters desires to purchase from the Shareholders, and the Shareholders desire to sell to PetQuarters, all of the outstanding stock of WeR (the "Shares") for shares of common stock of PetQuarters in a transaction intended to qualify as a reorganization under Section 368 of the Code (the "Transaction");

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the terms identified below in this Article I shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context.

         AFFILIATE. With respect to any person, Entity or Party, (i) any person, Entity or Party controlling, controlled by or under common control with any such person, Entity or Party or (ii) any director or executive officer of any such person, Entity or Party or of any person, Entity or Party referred to in clause
(i) of this definition.

         AGREEMENT. This Agreement of Purchase and Sale of Stock, including all of its Schedules and Exhibits, and including all duly adopted amendments, modifications, and supplements.

         CERCLA. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. Sections 9601 et seq.

         CLOSING. The completion of the Transaction, to take place as described in Article IX hereof.

         CLOSING DATE. The date on which the Closing actually occurs, which shall be the day after the Financial Statements are delivered to PetQuarters, which shall not be later than April 14, 2000, unless otherwise agreed by the parties, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing set forth in Article VIII hereof.

         CODE. The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

         CONTROL. The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, Entity or Party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         CONFIDENTIAL INFORMATION.  As defined in Section 5.2.

         CUSTOMER. Any person or Entity for whom WeR provided services on or within the two years immediately prior to the Closing Date or to whom WeR provided a product on or within the two years immediately prior to the Closing Date.

         DEFECT NOTICE.  As defined in Section 4.14.

         ENTITY. A corporation, partnership, sole proprietorship, trust, joint venture, limited liability company or other form of organization formed for the conduct of a business whether active or passive.

         ENVIRONMENTAL CONDITION.  As defined in Section 7.2.

         ENVIRONMENTAL LAWS. All federal, state and local requirements, including statutes, regulations, ordinances, orders, common law, and judicial and regulatory interpretations thereof, relating to protection of the environment and the public health, safety and welfare, including without limitation those requirements relating to manufacture, generation, distribution, transport, handling, use, processing, treatment, storage, disposal or other management of Hazardous Materials, those relating to investigation or remediation of the Release of Hazardous Materials, and those relating to protection of animal and plant species, environmentally sensitive areas, and natural resources, including without limitation CERCLA.

         ENVIRONMENTAL PERMITS. All interim and final permits, licenses, registrations, certificates, approvals, and other authorizations issued, obtained or conferred pursuant to Environmental Laws.

         EPA.  As defined in Section 4.27.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of the Agreement.

         EQUITY. The sum of the equity accounts as reflected on WeR's Balance Sheet, as of March 31, 2000.

         EXCHANGE ACT. The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         FINANCIAL STATEMENTS. WeR's Balance Sheets and income statement, as of March 31, 2000.

         GAAP. Generally accepted accounting principles consistently applied, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with generally accepted accounting principles.

         HAZARDOUS MATERIAL. Any "hazardous substance" or "pollutant or contaminant" as those terms are defined in Section 101 of CERCLA and all implementing federal regulations; any natural gas, natural gas liquids, liquefied natural gas, synthetic gas, or petroleum substance, including crude oil or any fraction thereof; and any radioactive substance, asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, or other substance subject to federal, state or local Environmental Laws.

         IMPROVEMENTS. As defined in Section 4.14.

         INDEMNIFIED PARTY. As defined in Section 7.4.

         INDEMNIFYING PARTY. As defined in Section 7.4.

         LEASES. As defined in Section 4.14.

         LIABILITIES. At any point in time (the "Determination Time"), the obligations of WeR, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time.

         LOSSES. With respect to any person, Entity or Party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, judgment, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees and expenses and court costs) of any kind, nature or description.

         MATERIAL ADVERSE EFFECT. Any effect on the business operations, properties, or financial condition of either Party that is material and adverse to that Party and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Party to enter into and perform any of its obligations under this Agreement in any material respect.

         PARTIES. PetQuarters and the Shareholders.

         PAYABLES. Liabilities of WeR arising from the borrowing of money or the incurring of obligations for merchandise or goods purchased. All amounts owed by WeR to Shareholders, their family members or Affiliates shall be contributed to Shareholders' equity prior to Closing and shall not be considered as Payables.

         PENSION PLAN. A "pension plan" or "employee pension benefit plan" as defined in Section 3(2) of ERISA.

         POLICIES. As defined in Section 4.14.

         PROPERTIES. The real properties owned by WeR, as described in Schedule 4.14A hereof.

         PROPRIETARY RIGHTS. Trade secrets, copyrights, patents, trademarks, service marks, and all similar types of intangible property developed, created, or owned by WeR, or used by WeR in connection with its business, whether or not the same are entitled to legal protection.

         PURCHASE PRICE. As defined in Section 2.2.1.

         PURCHASER INDEMNITEE. PetQuarters, any affiliate of PetQuarters, any person or Entity with whom PetQuarters is affiliated or with whom PetQuarters has a partnership or joint venture relationship (a "Purchaser Partner"), and any officer, director, shareholder, employee, agent, attorney, joint venturer, partner (limited or general), servant, representative, trustee, successor or assign of PetQuarters or of any Purchaser Partner or of any affiliate of PetQuarters or any Purchaser Partner.

         RECEIVABLES. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of WeR, and customarily reflected as assets in balance sheets of Entities prepared in accordance with GAAP, indicating moneys owed to the Entity.

         RELEASE OR RELEASED. Any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, conducting, draining, throwing, running, seeping, disposing, or otherwise releasing into a workplace or the environment (including the abandonment or discarding of barrels, containers and other open or closed receptacles), or causing, suffering, allowing any of these acts or omissions.

         SEC. The Securities and Exchange Commission.

         SECURITIES ACT. The Securities Act of 1933, as amended.

         SEC DOCUMENTS. PetQuarter's latest Form 10 or 10-SB, Form 10-K or 10-KSB as of the time in question, all Forms 10-Q or 10_QSB and 8-K filed thereafter and any other reports, statements or other documents filed with the SEC prior to the Closing Date.

         SHARES. The 10,000 shares of WeR's common stock, $0.01 par value, owned by the Shareholders and representing all of the issued and outstanding shares of WeR's common stock.

         SHAREHOLDERS. Michael Boroch, Michael Dybicz, Robert Young, Jerrell Shelton, Philip Hertik, Edward Karrels, Tod Fetherling, Dennis Farrell, Robert Hutsell and AHN/FIT Internet, LLC.

         SHAREHOLDER INDEMNIFIABLE CLAIMS. As defined in Section 7.2.

         TAX OR TAXES. (i) All federal, foreign, state, county or local net or gross income, gross receipts, sales, use, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies, penalties, financial assurance or other governmental charges (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of such penalties, additions or additional amounts), and
(ii) liability for the payment of any consolidated tax (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of such penalties, additions or additional amounts) of the type described in clause (i) of this paragraph.

         THIRD PARTY. As defined in Section 6.8.

         THIRD PARTY CLAIM. As defined in Section 7.5.

         TRANSACTION. The purchase and sale of the Shares as contemplated by this Agreement and all incidental actions or related transactions contemplated hereby.

         VENDOR. Any third party selling or licensing a product or service to a Customer or to WeR on or prior to the Closing Date.

         WELFARE PLAN. A "welfare plan" or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

         WeR'S BALANCE SHEETS. The most recent balance sheet of WeR included in the Financial Statements.

                                   ARTICLE II
                                 THE TRANSACTION

         2.1 THE TRANSACTION. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholders shall sell, grant, convey, assign, transfer and deliver to PetQuarters, and PetQuarters shall purchase and acquire from the Shareholders all of the Shares. The exact number of Shares to be sold by the Shareholders hereunder is 10,000 shares of WeR common stock, $0.01 par value.

         2.2 PURCHASE PRICE.

                  2.2.1 PURCHASE PRICE. The purchase price for the Shares shall be 714,826 shares of the common stock, $0.001 par value, of PetQuarters (the "Purchase Price"), as adjusted pursuant to paragraph 2.2.2 hereof.

                  2.2.2 ADJUSTMENT OF PURCHASE PRICE. Pursuant to this Agreement, PetQuarters will assume only those Liabilities and Payables of WeR, in an amount not to exceed $100,000, that are set forth on Schedule 2.2.2 hereto. The Purchase Price, however, will be reduced by an amount equal to the Liabilities and Payables assumed by PetQuarters at a rate of one (1) share of common stock of PetQuarters for every $3.50 of Liability and Payables assumed.

                  2.2.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated and paid to each of the Shareholders in proportion to his, her or its pro rata ownership of all the Shares, as set forth on Schedule 2.2.3 hereto.

         2.3 PARTIES TO THE AGREEMENT AND TRANSACTION. To the extent that any provision of this Agreement calls for agreement by WeR as a party hereto, such provision shall mean WeR as it exists prior to consummation of the Transaction. If, after such consummation, any provision hereof requires amendment, modification, interpretation, etc., the same may be accomplished by the Shareholders and PetQuarters, without the participation of WeR.


                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                                   PETQUARTERS

         PetQuarters hereby represents and warrants to the Selling Parties:

         3.1 ORGANIZATION AND QUALIFICATION. PetQuarters is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas and has the requisite corporate power and authority to own its properties and carry on its business as it is now being conducted. PetQuarters is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, are such that qualification as a foreign corporation in that jurisdiction is required by law, except in any such case where the failure to be so qualified would not have a material adverse effect on the assets, business, condition (financial or otherwise) or operations of PetQuarters.

         3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized and approved by the Board of Directors of PetQuarters and no other corporate proceedings on the part of PetQuarters are necessary to approve and adopt this Agreement or to approve the consummation of the Transaction. This Agreement has been duly and validly executed and delivered by PetQuarters and constitutes a valid and binding Agreement of PetQuarters, enforceable against PetQuarters in accordance with its terms.

         3.3 CAPITALIZATION; OWNERSHIP OF SHARES. The authorized capital stock of PetQuarters consists of 40,000,000 shares of common stock, $0.001 par value, of which 13,607,708 shares (the "PQ Shares") and no more are currently issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value, of which no shares are currently issued and outstanding. The PQ Shares are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with federal and state securities laws. Other than as previously disclosed to the Shareholders in the SEC Documents or set forth on Schedule 4.1 hereto, there are no outstanding subscriptions, options, warrants, convertible instruments or other rights, agreements or commitments obligating PetQuarters to sell or issue, or to require the shareholders of PetQuarters to sell or otherwise transfer, any capital stock or other securities of PetQuarters.

         3.4 ABSENCE OF BREACH; NO CONSENTS. The execution, delivery, and performance of this Agreement, and the performance by PetQuarters of its obligations hereunder will not (i) violate or conflict with any of the provisions of the Articles of Incorporation or Bylaws of PetQuarters, as amended to the date hereof; (ii) contravene any law, ordinance, rule, or regulation of any State or political subdivision thereof or of the United States or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds PetQuarters or any of its material properties; (iii) result in a breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance of all or any part of the property of PetQuarters pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien or other agreement or instrument to which PetQuarters is a party or by which it is bound; (iv) require the authorization, consent, approval of, or license, declaration, filing or registration with, any governmental or regulatory authority or any third party; or (v) constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of PetQuarters.

         3.5 SEC DOCUMENTS. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Pet Quarters included in the SEC Documents complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto at the time of such inclusion. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim financial statements, to the extent they exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of PetQuarters as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

         3.6 VALID ISSUANCES. When issued and paid for in accordance with the terms of this Agreement, the shares of PetQuarters' common stock issued to the Shareholders will be duly and validly issued, fully paid, and non-assessable.

         3.7 NO MATERIAL ADVERSE CHANGE. Since the filing of the SEC Documents, no Material Adverse Effect has occurred or exists with respect to PetQuarters. Moreover, no event or circumstance has occurred or exists with respect to PetQuarters or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulations, requires public disclosure or announcement prior to the date hereof by PetQuarters which has not been so publicly announced or disclosed.

         3.8 ACCURACY OF INFORMATION. None of PetQuarters' representations, warranties or statements contained in this Agreement, in the Schedules and Exhibits hereto or in any other document delivered to PetQuarters in connection with the transactions contemplated by this Agreement whether on their own behalf or for WeR, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF THE SELLING PARTIES

         Each of the Shareholders (except for AHN/FIT, as defined in Section 6.1(f) hereof), severally and not jointly, represents and warrants to PetQuarters as follows:

         4.1 ORGANIZATION AND QUALIFICATION. WeR is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite corporate power and authority to own its properties and carry on its business as it is now being conducted. WeR is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, are such that qualification as a foreign corporation in that jurisdiction is required by law, except in any such case where the failure to be so qualified would not have a material adverse effect on the assets, business, condition (financial or otherwise), or operations of WeR.

         4.2 CAPITALIZATION; OWNERSHIP OF SHARES. The authorized capital stock of WeR consists of 10,000 shares of common stock, $0.01 par value, all of which are issued and outstanding. The Shares constitute 100% of the issued and outstanding stock, of any class, of WeR, and are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with federal and state securities laws. There are no outstanding subscriptions, options, warrants, convertible instruments or other rights, agreements or commitments obligating WeR to sell or issue, or requiring the Shareholders to sell or otherwise transfer, the Shares, or any other capital stock or other securities of WeR. All of the issued and outstanding Shares are owned of record and beneficially by the Shareholders, free and clear of any liens, encumbrances, security interests, options, pledges, agreements, claims, charges or restrictions of any nature whatsoever. The Shareholders have full power to transfer the Shares to PetQuarters without obtaining the consent or approval of any other person, Entity or governmental authority.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly and validly executed and delivered by the Selling Parties and, assuming the due authorization, execution and delivery by PetQuarters, constitutes a valid and binding Agreement of each of the Shareholders enforceable in accordance with its terms. Each Shareholder that is not an individual has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction, and its doing so has been duly and sufficiently authorized by its managing body or persons.

         4.4 ABSENCE OF BREACH; NO CONSENTS. The execution, delivery, and performance of this Agreement, and the performance by WeR and the Shareholders of their respective obligations hereunder will not (i) violate or conflict with any of the provisions of the Charter or Bylaws of WeR as amended to the date hereof; (ii) contravene any law, ordinance, rule, or regulation of any State or political subdivision thereof or of the United States or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds WeR or any of its material properties; (iii) result in a breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance of all or any part of the property of WeR pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien or other agreement or instrument to which WeR or any of the Shareholders are a party or by which any of them is bound; (iv) require the authorization, consent, approval of, or license, declaration, filing or registration with, any governmental or regulatory authority or any third party; or (v) constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of WeR.

         4.5 BROKERS. No agent, broker, finder, investment banker, person, Entity or firm acting on behalf of the Shareholders or under their authority is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the Transaction.

         4.6 FINANCIAL STATEMENTS. Copies of the Financial Statements beginning July 1999 and ending March 31, 2000 will be provided to PetQuarters prior to the Closing Date. The Financial Statements (i) will fairly and accurately present the financial position and condition of WeR as at the dates thereof and for the periods then ended, in accordance with GAAP (except as otherwise stated therein), (ii) will be complete, correct and in accordance with the books of account and records of WeR and (iii) will be capable of being legitimately reconciled with the financial records maintained and the accounting methods applied by it for federal income tax purposes.

         4.7 NO UNDISCLOSED LIABILITIES. To the knowledge of the Shareholders, WeR does not have any Liabilities which shall not be adequately reflected or reserved against on the face of WeR's Balance Sheets or incurred since the date of WeR's Balance Sheet in the ordinary course of business and consistent with past practice, in each case in normal amounts and none of which is materially adverse, or except as otherwise disclosed herein. All Payables and Liabilities of WeR are set forth in Schedule 4.7 hereto.

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE MARCH 10, 2000. Since March 10, 2000, WeR has not, except as set forth on Schedule 4.8 hereof:

              (i) experienced any material adverse change in the assets, business, condition (financial or otherwise), or operations of WeR, excluding any changes resulting from economic or political conditions or changes in conditions generally applicable to the industries in which WeR is involved;

              (ii) suffered any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the assets, business, condition (financial or otherwise), or operations of WeR;

              (iii) entered into, amended or terminated any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving WeR other than this Agreement and the agreement with World TeleHealth;

              (iv) redeemed, repurchased or otherwise acquired for value its capital stock, or issued any of its capital stock or securities convertible into or rights to acquire any such capital stock, or declared, set aside or paid any dividend or distribution on its capital stock;

              (v) transferred or granted any rights under any of its material leases, licenses, agreements, patents, trademarks, trade names, or copyrights;

              (vi) transferred, leased or otherwise disposed of any its assets or properties other than in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties, or entered into any agreement relating to the foregoing;

              (vii) mortgaged, pledged, or subjected to any lien or other encumbrance any of its assets or properties, other than in the ordinary course of business, or entered into any agreement relating to the foregoing;

              (viii) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction with, any officer or employee, or changed the nature of any supplemental benefits provided to any such executives or other employees; or

              (ix) modified inventory levels in relation to sales levels, other than in the ordinary course of business and consistent with past practice.

         4.9 TAXES. WeR has duly and timely filed or caused to be filed all federal, state, local and foreign Tax returns (including, without limitation, consolidated and/or combined Tax returns), reports, and declarations that are required by applicable law to be filed by it, and has paid, or made full and adequate provision for the payment of, all federal, state and local income and other Taxes shown to be due for the periods covered by such returns, reports, and declarations. Except as set forth on Schedule 4.9 hereof, no deficiency in payment of Taxes for any period has been asserted by any taxing body and remains unsettled at the date hereof.

         4.10 NO BREACH OR DEFAULT. WeR is not in breach, violation or default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a breach, violation or default under any such contract, and WeR has not received notice of any claim or assertion that it is or may be in any such breach, violation or default. The Selling Parties have no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

         4.11 LITIGATION.

                  4.11.1 Schedule 4.11 hereof sets forth a list and a summary description of all pending or, to the knowledge of WeR or any of the Shareholders, threatened actions, suits, proceedings, disputes or investigations by or against the any of the Shareholders, WeR or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of WeR or the transactions contemplated by this Agreement, setting forth, with respect to each action, suit, proceeding, dispute or investigation, the existence and extent of insurance coverage.

                  4.11.2 Except as set forth on Schedule 4.11 hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of WeR or any of the Shareholders, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against any of the Shareholders, WeR or any of its respective officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of WeR or the transactions contemplated by this Agreement, nor does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation.

                  4.11.3 Except as set forth on Schedule 4.11 hereof, neither WeR nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, which adversely affects or might reasonably be expected to affect the assets, properties, business operations, prospects, net income or financial condition of WeR or which would or might reasonably be expected to interfere with the transactions contemplated hereby.

         4.12 EMPLOYEES, ETC. Except as disclosed in Schedule 4.12 hereof, there are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by WeR for the benefit of its directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between WeR, on the one hand, and any current or former directors, officers, or other employees (or affiliates thereof) of WeR, on the other hand. There are no persons whose income from WeR in any fiscal year exceeded, or whose income from WeR in the fiscal year begun immediately thereafter is at a rate exceeding, $10,000.00 per annum,. WeR is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified on Schedule 4.12 hereof.

         4.13 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.13 hereof, WeR is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which WeR is a party or is subject. Except as set forth on Schedule 4.13 hereof, to the knowledge of WeR and the Shareholders, WeR is in compliance with all, and has received no notice of any violation of any laws, ordinances, governmental rules or regulations applicable to its operations, including without limitation the use of premises occupied by it, or with respect to which compliance is a condition of engaging in any aspect of the business of WeR and has all authority permits, licenses, zoning rights, and other governmental authorizations necessary to conduct its business as presently conducted.

         4.14 REAL PROPERTY. WeR does not own or lease, either in whole or in part, any real property.

         4.15 ASSETS. Schedule 4.15 hereof lists all of WeR's fixed assets including, but not limited to, all motor vehicles, machinery, equipment, furniture, fixtures, inventory and other tangible personal property owned, leased or used by WeR.

         4.16 TITLE TO PROPERTY; ENCUMBRANCES. WeR has good and valid title to all of its properties and assets (except for (i) inventory subsequently sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, (ii) accounts receivable subsequently collected in the ordinary course of business consistent with past practice, (iii) immaterial amounts of inventory, machinery and equipment that have been determined to be obsolete or otherwise not necessary and have been disposed of in the ordinary course of business consistent with past practice, and (iv) those assets of WeR that are leased), in each case free and clear of all Encumbrances except for any Encumbrance reflected on Schedule 4.16 hereof. WeR does not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which WeR has notice, that would materially affect WeR's ability to use and to utilize each of such assets in its business. WeR has received no notices from any mortgagee regarding any properties leased by WeR.

         4.17 RESERVED.

         4.18 SUBSIDIARIES; AFFILIATED ENTITIES. WeR has no subsidiaries. WeR does not own, directly or indirectly, a majority or controlling equity or related interest in any partnership, corporation, joint venture, business association or other Entity. No part of WeR's business is conducted through Entities other than WeR.

         4.19 TRADE NAMES. WeR does not use any fictitious business names or trade names. PetQuarters

         4.20 EMPLOYEE BENEFIT PLANS. WeR does not maintain or contribute to any Pension Plan or any Welfare Plan, nor is WeR presently, nor has it been within the last six years, a participating employer in any "multiemployer plan" (as defined in ERISA Section 3(37) or Section 414(f) of the Code). There has been no termination of a Pension Plan, whether partial or complete, within the meaning of Title IV of ERISA, that has occurred during the five-year period ending on the date hereof. WeR has no knowledge of any material liability being incurred under Title IV of ERISA by WeR with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, WeR, within the meaning of Sections 414(b) or (c) of the Code.

         4.21 ACCOUNTS RECEIVABLE. All Receivables of WeR, whether or not reflected in WeR's Balance Sheets, represent transactions in the ordinary course of business, and are current and collectible net of any reserves to be shown on such Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Schedule 4.21 hereof specifically identifies all Receivables as of the date hereof (subject to posting of sales in accordance with WeR's customary practices) and the aging of such Receivables.

         4.22 INVENTORIES. WeR has no inventory, except a limited and reasonable amount of office supplies. No items included in the inventories have been pledged as collateral (except as disclosed on Schedule 4.22 hereof).

         4.23 CONTRACTS. Except as identified on Schedule 4.23 hereof, WeR has no contracts, agreements, or understandings, whether express or implied, written or oral; provided, however, that WeR may have, and Schedule 4.23 hereof does not identify, any such contracts, agreements, or understandings that fall into one of the following categories: (a) those that are terminable on notice of less than thirty-two (32) days and do not involve payments or obligations of more than $1,000 in any period of thirty-one (31) days or less (on termination or otherwise); or (b) those that involve aggregate payments or obligations of less than $3,000. Schedule 4.23 hereof includes a brief summary of each such contract, agreement or understanding identified therein, or of the type of such contracts and the aggregate exposure or commitment under similar contracts in the case of contracts included by reason of the preceding sentence.

         4.24 ACCOUNTS PAYABLE. The accounts payable to be reflected on WeR's Company Balance Sheets do, and those reflected on the books of WeR at the time of the Closing will, reflect all amounts owed by WeR in respect of trade accounts due and other Payables, and the actual Liability of WeR in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the balance sheets or the books of WeR, as the case may be. Shareholders agree, however, that all amounts owed by WeR to Shareholders shall be contributed by Shareholders to the equity of WeR prior to Closing.

         4.25 LABOR MATTERS. Except as set forth on Schedule 4.25 hereof, there are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of the knowledge of WeR, threatened, between WeR and any of its employees.

         4.26 INSURANCE. WeR has no insurance policies currently in force.

         4.27 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.27 hereof:

                  (i) to the best knowledge of the Shareholders: WeR and its operations, including as applicable its personnel, equipment, facilities and owned or leased premises (collectively "the Company and/or its operations") have obtained and continue to hold all Environmental Permits which are required under all applicable Environmental Laws;

                  (ii) to the best knowledge of the Shareholders: WeR and its operations are in substantial compliance with all Environmental Permits and Environmental Laws and have not received notice from a federal, state or local authority that WeR or its operations have violated any of the foregoing; nor have WeR or its operations failed to provide any notification, certification, report, response, payment or other filing required by a federal, state or local regulatory agency, Environmental Law, or Environmental Permit;

                  (iii) to the best knowledge of the Shareholders: neither WeR nor its operations are subject to any judicial, governmental, regulatory, or administrative proceeding alleging the violation of any Environmental Permit or Environmental Law, or seeking to suspend, revoke, involuntarily amend or modify, or not renew any Environmental Permit or activity authorized thereunder;

                  (iv) to the best knowledge of the Shareholders: none of WeR's operations are on the "CERCLIS" list or the "National Priorities List" of the U.S. Environmental Protection Agency ("EPA"), or any similar state list, or the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Material;

                  (v) to the best knowledge of the Shareholders: WeR and its operations have not Released any Hazardous Material in quantities that are reportable under Environmental Laws (other than a Release authorized by an Environmental Permit); nor are WeR or its operations persons who own or operate, or who at the time of disposal owned or operated, or who accepted Hazardous Material for transport and selected, a facility at which Hazardous Material is or has been stored, treated, or disposed of, and which did not or does not have all necessary Environmental Permits; nor have WeR or its operations provided any notification of such a Release or facility to required federal, state and local regulatory authorities;

                  (vi) to the best knowledge of the Shareholders: WeR and its operations have no contingent or actual liability in connection with any Release of any Hazardous Material into the workplace or the environment; nor does any parent, subsidiary, affiliated Entity, or predecessor have any such liability for which WeR and its operations have been or may be held liable;

                  (vii) to the best knowledge of the Shareholders: WeR and its operations have not caused, suffered or allowed the performance or omission of any act and know of no condition which could give rise to liability now or in the future to any person or Entity under any Environmental Laws, nor have WeR or its operations received notice of any such liability or any claim therefor, including without limitation notice of a removal, remedial, or response action, or a possible cost-recovery or contribution claim, by a federal, state or local regulatory authority, or by a third person;

                  (viii) to the best knowledge of the Shareholders: no Hazardous Material is present or has been Released on, at, beneath or near any of WeR's or its operations' past or present facilities or properties with the exception of such Hazardous Materials authorized for receipt and actually managed at those facilities and properties in accordance with all applicable Environmental Laws and Environmental Permits; and no Hazardous Material is present or has been Released beyond the authorized waste management areas, including to any surface water or groundwater on, at, beneath or, to the Shareholders' knowledge, near the facilities or properties;

                  (ix) to the best knowledge of the Shareholders: WeR and its operations do not own or operate, nor have they ever owned or operated, an underground or aboveground storage tank, nor is any such tank located on or under any of the real properties leased or owned by WeR or its operations; and

                  (x) to the best knowledge of the Shareholders: WeR has never sold or manufactured any product containing asbestos or polychlorinated biphenyls.

         4.28 PROPRIETARY RIGHTS. WeR has not received any notice of conflict which asserts the rights of others with respect thereto and is not aware of any infringing use of any of its Proprietary Rights; and WeR has in all material respects performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Proprietary Right.

         4.29 RESERVED.

         4.30 ACCURACY OF INFORMATION. None of the Shareholders' representations, warranties or statements contained in this Agreement, in the Schedules and Exhibits hereto or in any other document delivered to PetQuarters in connection with the transactions contemplated by this Agreement whether on their own behalf or for WeR, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

         4.31 JURISDICTIONS. Schedule 4.31 contains a list of all jurisdictions in which WeR is presently licensed or qualified to do business. WeR has complied in all material respects with all applicable laws of each such jurisdiction and all applicable rules and regulations of each regulatory agency therein. WeR (i) has not been denied admission to conduct any type of business in any jurisdiction in which it is not presently admitted as set forth in such Schedule
4.31 hereof; (ii) have not had its license or qualifications to conduct business in any jurisdiction revoked or suspended; or (iii) has not been involved in any proceeding to revoke or suspend a license or qualification.

         4.32 RECORDS. WeR and the Shareholders have delivered or made available to PetQuarters and its counsel true and complete copies of WeR's Charter, bylaws, minutes of all meetings of directors and shareholders and certificates reflecting all actions taken by the directors or shareholders without a meeting, partnership agreements and certificates, and other organizational documents of WeR, and such documents are, except as stated therein, in full force and effect on the date hereof. After consummation of the transaction contemplated hereby, all such documents of WeR shall be delivered to PetQuarters.

         4.33 ACTIONS SINCE BALANCE SHEET DATE. Except as set forth on Schedule
4.33 hereof, WeR has taken no actions that would be prohibited under the provisions of this Agreement (without the prior consent of PetQuarters) after the date of this Agreement.


                                    ARTICLE V
                            COVENANTS OF PETQUARTERS

         5.1 AFFIRMATIVE COVENANTS. From the date hereof through the Closing Date, PetQuarters will take every action reasonably required of it in order to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Shareholders in this Agreement are and remain true and accurate and that the covenants and agreements of the Shareholders in this Agreement are honored and that the conditions to the obligations of PetQuarters set forth in this Agreement are not incapable of satisfaction.

         5.2 CONFIDENTIALITY OF INFORMATION. Except as and to the extent required by law, prior to the Closing, PetQuarters will not disclose or use, and will direct their representatives not to disclose or use to the detriment of the Shareholders, any Confidential Information (as defined below) with respect to WeR furnished, or to be furnished, by either WeR, the Shareholders or their respective representatives to PetQuarters or its representatives at any time or in any manner other than in connection with its evaluation of the Transaction; provided, however, that any disclosure or use that is deemed necessary by PetQuarters in its reasonable discretion to determine the transferability of any and all operating permits shall not be deemed to be a violation of this Section
5.2. "Confidential Information" means any information about WeR, whether written, oral or electronic (and specifically includes any Company Disclosure Statements delivered to PetQuarters), unless (a) such information is already known to PetQuarters or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of PetQuarters or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of WeR in the event this Agreement is terminated for any reason prior to Closing, PetQuarters will promptly return to WeR or destroy any Confidential Information in their possession and certify in writing to WeR that they have done so.

         5.3 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred by PetQuarters in connection with this Agreement and the Transaction shall be paid by PetQuarters.

         5.4 UNREGISTERED SECURITIES. PetQuarters acknowledges that the Shares are not registered under the Securities Act of 1933 nor under the Arkansas Securities Act nor under the Tennessee Securities Act and represents and warrants as follows:

                  (i) PetQuarters is acquiring the Shares for its own account solely for the investment purposes and not with a view to resell said Shares.

                  (ii) PetQuarters has such knowledge and experience in business and financial matters as to enable it to be capable of evaluating the risks and merits of this investment.

                  (iii) PetQuarters is able to bear the economic risks of an investment in the Shares.

                  (iv) The Shares will not be resold or otherwise transferred or assigned without appropriate compliance with the registration provisions of the Securities Act of 1933 and the applicable state Blue Sky laws or exemption therefrom.

                  (v) PetQuarters has been provided with or permitted access to all information which it deems material to formulating an investment decision and that such information has been sufficient to make an informed investment decision.

         5.5 CONDUCT OF BUSINESS.

                  5.5.1 AFFIRMATIVE COVENANTS. PetQuarters covenants and agrees with the Shareholders that, on and after the date hereof and prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms, PetQuarters shall:

                  (i) conduct its business according to the ordinary and usual course of business consistent with past practice;

                  (ii) use commercially reasonable efforts to preserve intact its business organization and goodwill, to keep available the services of its officers, directors and employees, and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, licensors, licensees and others having business or financial relationships with them, and it shall immediately notify the Shareholders of any event or occurrence or emergency material to, and not in the ordinary and usual course of, its business;

                  (iii) continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

                  (iv) comply in all material respects with all laws and regulations applicable to it and its operations; and

                  (v) maintain its assets and properties in good repair and in the same condition, reasonable wear and tear excepted, as they were on the date of this Agreement.

                  5.5.2 NEGATIVE COVENANTS. Without limiting the generality of the foregoing, and except for actions previously disclosed to Shareholders, PetQuarters shall not on or after the date hereof and prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms:

                  (i) amend its Articles of Incorporation or Bylaws;

                  (ii) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property;

                  (iii) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing or otherwise change their capitalization as it exists on the date hereof;

                  (iv) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee; or

                  (v) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

         5.6 UPDATING OF EXHIBITS AND DISCLOSURE DOCUMENTS. PetQuarters shall notify the Shareholders of any changes, additions, or events which may cause any change in or addition to any Schedules and Exhibits hereto or any other schedules or exhibits delivered by PetQuarters under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such schedules and exhibits. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Shareholders specifically agree thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Shareholders of any condition set forth in this Agreement.

         5.7 COOPERATION. PetQuarters will cooperate with the Shareholders, and their counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by the Shareholders.

         5.8 UPDATING OF EXHIBITS AND DISCLOSURE DOCUMENTS. PetQuarters shall notify the Shareholders of any changes, additions, or events which may cause any change in or addition to any Schedules and Exhibits hereto or any other schedules or exhibits delivered by PetQuarters under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such schedules and exhibits. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Shareholders specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Shareholders of any condition set forth in this Agreement.


                                   ARTICLE VI
                        COVENANTS OF THE SELLING PARTIES

         6.1 RESTRICTIVE COVENANTS.

                        (a) CUSTOMER RESTRICTION. Each Shareholder covenants and agrees that he, she or it shall not, for a period of two (2) years from and after the Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, (i) provide or offer to provide any product or service similar to that offered by WeR immediately prior to the Closing, or (ii) induce or attempt to induce any person or Entity to withdraw, curtail or cancel business of WeR, PetQuarters or in any manner modify or fail to enter into any actual or potential business relationship with PetQuarters or WeR.

                        (b) NON-RAID. Each Shareholder covenants and agrees that he, she or it shall not, for a period of two (2) years from and after the Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, (i) recruit or otherwise solicit or induce any person or Entity who is, on the Closing Date or thereafter, an employee, officer or director of WeR to terminate their employment with, or otherwise cease their relationship with, WeR, PetQuarters or any of their respective subsidiaries or affiliates, or (ii) hire, recruit or otherwise solicit any person or Entity who, within the six months immediately preceding the Closing Date, had been an employee, officer or director of WeR; provided, however, that clause (ii) shall not prohibit any Shareholder from hiring, recruiting or soliciting any person or Entity with which WeR has terminated its relationship after the Closing Date.

                        (c) NONCOMPETITION. Each Shareholder covenants and agrees that such Shareholder shall not, for a period of two (2) years from and after the Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, permit such Shareholder's name to be used by or engage in or carry on, directly or indirectly, either for himself or as a member, stockholder, partner, investor (other than as an owner of less than 5% of any public traded Entity), officer or director of an Entity (other than PetQuarters or a subsidiary or affiliate of PetQuarters) or as an employee, agent, associate or contractor of any person or Entity (other than PetQuarters or any of its subsidiaries or affiliates), any business in competition with the business of WeR as carried on by WeR immediately prior to the Closing, but only for as long as such business is carried on by (i) PetQuarters and/or any of its subsidiaries or affiliates or (ii) any person or Entity deriving title from PetQuarters or any of its subsidiaries or affiliates to the assets and goodwill of the business being carried on by WeR immediately prior to the Closing. The Parties intend that the covenants contained in this Section 6.1(c) shall be deemed to be a series of separate covenants, one for each State or country in which WeR does business immediately prior to the Closing and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this
         Section 6.1(c); provided, however, that nothing herein shall prohibit Robert Young's activities in connection with Vet Alliance.com, a business to business sales company supplying equipment for veterinarians.

                        (d) REFORMATION. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 6.1(a),6.1(b) or 6.1(c) hereof because the time limit is too long, it is expressly understood and agreed between the Parties that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 6.1(a), 6.1(b) or 6.1(c) hereof because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of PetQuarters or any of its subsidiaries or affiliates, it is expressly understood and agreed between the Parties that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

                        (e) INJUNCTIVE RELIEF. Each Shareholder acknowledges that a breach of Section 6.1 hereof would cause irreparable damage to PetQuarters, and in the event of such Shareholder's actual or threatened breach of the provisions of Section 6.1 hereof, PetQuarters shall be entitled to a temporary restraining order and an injunction restraining such Shareholder from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by such Shareholder. Nothing shall be construed as prohibiting PetQuarters from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from such Shareholder. Each Shareholder acknowledges that the restrictions set forth in Section 6.1 hereof are reasonable in scope and duration, given the nature of the business of PetQuarters. Each Shareholder agrees that issuance of an injunction will not pose an unreasonable restriction on such Shareholder's ability to obtain employment or other work following the Closing Date.

                        (f) OTHER AGREEMENTS. The provisions of this Section 6.1 shall be independent of and in addition to any other agreement between PetQuarters or WeR and any Shareholder regarding the subject matter of this Section 6.1, except nothing in this Section 6.1 shall be deemed to impose any greater restrictions on AHN/FIT Internet, LLC ("AHN/FIT"), than those imposed on AHN/FIT in that certain Sponsorship, Licensing and Promotion Agreement dated as of July 23, 1999, by and between WeR and AHN/FIT (the "Galaxy Contract"), as amended heretofore, a complete copy of which has been provided to PetQuarters.

         6.2 AFFIRMATIVE COVENANTS. From the date hereof through the Closing Date, the Shareholders will take every action reasonably required of any of them to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of PetQuarters in this Agreement are and remain true and accurate and that the covenants and agreements of PetQuarters in this Agreement are honored and that the conditions to the obligations of WeR set forth in this Agreement are not incapable of satisfaction.

         6.3 ACCESS AND INFORMATION. The Shareholders shall direct WeR to afford to PetQuarters and to the PetQuarters' accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of WeR's properties, books, contracts, commitments, records and personnel, and, during such period, WeR shall furnish promptly to PetQuarters (1) all written communications from WeR to its directors or to its Shareholders generally, (2) WeR's internal monthly financial statements when and as available, and (3) all other information concerning its business, properties, and personnel as PetQuarters may reasonably request, but no investigation pursuant to this Section 6.3 shall affect any representations or warranties of the Shareholders, or the conditions to the obligations of PetQuarters to consummate the Transaction contemplated by this Agreement. PetQuarters and its representatives shall assert their rights hereunder in such manner as to minimize interference with the business of WeR.

         6.4 NO SOLICITATION. The Shareholders and those acting on their behalf will not, and WeR will use their best efforts to cause their officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than PetQuarters and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving WeR or division of WeR or any sale of any of their capital stock or of any division. WeR will notify PetQuarters immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of WeR's business, or providing information to government authorities.

         6.5 CONDUCT OF BUSINESS.

                  6.5.1 AFFIRMATIVE COVENANTS. The Shareholders covenant and agree with PetQuarters that, on and after the date hereof and prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms, WeR shall, and the Shareholders shall cause WeR to:

                  (i) conduct its business according to the ordinary and usual course of business consistent with past practice;

                  (ii) use commercially reasonable efforts to preserve intact their business organization and goodwill, to keep available the services of their officers, directors and employees, and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, licensors, licensees and others having business or financial relationships with them, and they shall immediately notify PetQuarters of any event or occurrence or emergency material to, and not in the ordinary and usual course of, their business;

                  (iii) continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by them, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by them;

                  (iv) comply in all material respects with all laws and regulations applicable to them and their operations; and

                  (v) maintain their assets and properties in good repair and in the same condition, reasonable wear and tear excepted, as they were on the date of this Agreement.

                  6.5.2 NEGATIVE COVENANTS. Without limiting the generality of the foregoing, and except for actions listed on Schedule 6.5.2 hereof, without PetQuarters' prior written consent, the Shareholders shall not cause, allow or permit WeR to, on or after the date hereof and prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms:

                  (i) amend its Charter or Bylaws;

                  (ii) split, combine, or reclassify any of its outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property;

                  (iii) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing or otherwise change their capitalization as it exists on the date hereof;

                  (iv) create, incur, or assume any long-term or short-term indebtedness for money borrowed, guarantee the payment of any such indebtedness, or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;

                  (v) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee;

                  (vi) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

                  (vii) sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of their assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

                  (viii) enter into, amend or terminate any material contract, agreement, commitment, or understanding;

                  (ix) enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the foregoing; or

                  (x) hold any meetings of its board of directors, or any committee thereof, or of their Shareholders, without inviting a representative selected by PetQuarters to attend the same (although WeR may request that such representative absent himself or herself during that portion of any such meeting that pertains to issues arising under this Agreement).

         6.6 COOPERATION. The Shareholders will cooperate with PetQuarters, and its counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by PetQuarters.

         6.7 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred by the Shareholders in connection with this Agreement and the Transaction which are ordinarily and customarily incurred and paid by WeR in its business operations may be paid by WeR, but all costs and expenses incurred by the Shareholders in connection with this Agreement and the Transaction which are not ordinarily and customarily incurred by WeR in its business operations, specifically including those expenses which would have to be capitalized by PetQuarters as an expense of acquiring the Shares or by the Shareholders as an expense of selling the Shares, shall be paid by the Shareholders. All Tax obligations of the Shareholders or of WeR incurred on or after the Closing Date, arising from the operation of WeR prior to the Closing Date or the Transaction (specifically including the Shareholders' contribution of any amounts owed to Shareholders to equity) shall be paid by the Shareholders and not WeR or PetQuarters.

         6.8 PUBLICITY. Prior to the Closing, no Party will issue or make any reports, statements or releases to the public with respect to this Agreement or the Transaction contemplated hereby without consulting the other as to the content and wording of such disclosure or release; provided, however, that the foregoing shall not be deemed to prohibit any disclosure required by applicable law or by any governmental authority having jurisdiction over such matters, or by the disclosure obligations of PetQuarters as a public company.

         6.9 ENVIRONMENTAL MATTERS. The Shareholders shall, during the period between the date of this Agreement and Closing, promptly provide to PetQuarters any notices or claims received by WeR or the Shareholders that arise under any Environmental Laws.

         6.10 UPDATING OF EXHIBITS AND DISCLOSURE DOCUMENTS. The Shareholders shall notify PetQuarters of any changes, additions, or events which may cause any change in or addition to any Schedules and Exhibits hereto or any other schedules or exhibits delivered by the Shareholders under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such schedules and exhibits. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless PetQuarters specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by PetQuarters of any condition set forth in this Agreement.

         6.11 EXECUTION OF ADDITIONAL DOCUMENTS. Each Party will at any time, and from time to time after the Closing Date, upon request of any other Party, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurance, and take all such further action, as may be reasonably required to carry out the intent of this Agreement, and to transfer and vest title to any Shares being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Shares sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

         6.12 UNREGISTERED SECURITY. The Shareholders acknowledge that the shares of common stock of PetQuarters to be delivered to the Shareholders as the Purchase Price (the "Purchase Shares") are not registered under the Securities Act of 1933 nor under the Arkansas Securities Act nor under the Tennessee Securities Act and represent and warrant as follows:

                  (i) The Shareholders are acquiring the Purchase Shares for their own accounts solely for the investment purposes and not with a view to resell said Purchase Shares.

                  (ii) The Shareholders have such knowledge and experience in business and financial matters as to enable them to be capable of evaluating the risks and merits of this investment.

                  (iii) The Shareholders are able to bear the economic risks of an investment in the Purchase Shares.

                  (iv) The Purchase Shares will not be resold or otherwise transferred or assigned without appropriate compliance with the registration provisions of the Securities Act of 1933 and the applicable state Blue Sky laws or exemption therefrom.

                  (v) The Shareholders have been provided with or permitted access to all information which they deem material to formulating an investment decision and that such information has been sufficient to make an informed investment decision.

                                   ARTICLE VII

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES/INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by the Parties in Articles III and IV hereof or in any other Article or Section hereof except Section 5.2, or in any certificate or other document furnished or to be furnished by the Parties pursuant hereto, shall survive delivery by the Parties of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date, all such representations and warranties to expire on the first anniversary of the Closing Date.

         7.2 INDEMNIFICATION BY SHAREHOLDERS. Upon the terms and subject to the conditions set forth in Sections 7.4 and 7.5 hereof and this Section 7.2, each of the Shareholders, except AHN/FIT, agrees, severally based upon the pro rata share of the Purchase Price received by such Shareholder, to indemnify, defend, protect, save and hold harmless PetQuarters against, and will reimburse PetQuarters on demand for, any and all Losses made or incurred by or asserted against PetQuarters, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Shareholder Indemnifiable Claims"):

                  (a) any inaccuracy or misrepresentation in, omission from, or breach or nonfulfillment of representation, warranty, term, provision, covenant or agreement on the part of any Shareholder contained in this Agreement or in any certificate or other instrument furnished or to be furnished by WeR or any Shareholder to PetQuarters pursuant hereto; provided, however, that no Shareholder shall have any liability to PetQuarters for breach of any covenant set forth in Section 6.1 hereof except for liability arising from such Shareholder's own conduct; or

                  (b) any liability or obligation of WeR or any Shareholder, whether imposed by any law or pursuant to any agreement, for any Taxes with respect to periods or events or transactions (including, without limitation, the events or transactions described or permitted to be taken hereunder) prior to or ending on the Closing Date.

The obligation of the Shareholders to indemnify PetQuarters with respect to any Shareholder Indemnifiable Claims shall not be affected by the fact that PetQuarters or its representatives conducted any due diligence investigation. For the purposes of the indemnity provided by the Shareholders to PetQuarters pursuant to this Section, that pro rata share of the Purchase Price and subsequent possible liability under this Section that is not being assumed by AHN/FIT shall be assumed by Michael Boroch and Michael Dybicz in direct proportion to their pro rata shares of Purchase Price as received by them.

         7.3 INDEMNIFICATION BY PETQUARTERS. Upon the terms and subject to the conditions set forth in Sections 7.4 and 7.5 hereof and this Section 7.3 and in addition that indemnification contained in Section 5.5, PetQuarters agrees to indemnify, defend, protect, save and hold harmless each Shareholder against, and will reimburse each Shareholder on demand for, any and all Losses made or incurred by or asserted against any Shareholder, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Purchaser Indemnifiable Claims").

                  (a) Any inaccuracy or misrepresentation in, omission from, or breach or nonfulfillment of any representation, warranty, term, provision, covenant or agreement on the part of PetQuarters contained in this Agreement or in any certificate or other instrument furnished or to be furnished by PetQuarters to any Shareholder pursuant hereto; and

                  (b) Liabilities which are disclosed by WeR and Shareholders to PetQuarters and assumed by PetQuarters pursuant to this Agreement, including, but not limited to, any lawsuit (at law or in equity), administrative or other proceeding initiated by any person or Entity against any Shareholder to enforce the payment or performance of any such Liabilities, to the extent not specifically subject to an indemnity by the Shareholders under the terms of this Agreement; and

                  (c) The obligations of PetQuarters arising at any time (the "Determination Time") from the business operations of PetQuarters or resulting from ownership of the Shares, whether known or unknown, contingent or absolute, recorded on its/their books or not, and arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior time or resulted from the passage of time to the Determination Time, including, but not limited to, any lawsuit (at law or in equity), administrative or other proceeding initiated by any person or Entity against any Shareholder to enforce the payment or performance of any such obligation, to the extent not specifically subject to an indemnity by the Shareholders under the terms of this Agreement.

         7.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under
Section 7.2 or 7.3 hereof are subject to the following limitations:

                  (a) With respect to any Losses incurred by PetQuarters with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty of Shareholder set forth in Section 4.9 hereof or any matter referred to in Section 7.2(b) hereof, PetQuarters shall be entitled to indemnification under Section 7.2 hereof for all such Losses incurred by it with respect to such Shareholder Indemnifiable Claim up to the amount of the Purchase Price.

                  (b) Subject to Section 7.4(g) hereof, the obligations of the Shareholders under Section 7.2 hereof with respect to any Losses incurred by any Purchaser Indemnitee with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty of Shareholder set forth in Section 4.9 hereof or any matters referred to in Section 7.2(b) hereof shall terminate on the expiration of the respective statute of limitations applicable to assessment and collection of Taxes under the laws then applicable to such Taxes.

                  (c) The obligations of the Shareholders under Section 7.2 hereof with respect to any Losses incurred by PetQuarters with respect to Shareholder Indemnifiable Claims relating to any representation or warranty of Shareholder set forth in Section 4.2 hereof shall not expire.

                  (d) Subject to Section 7.4(g) hereof, the obligations of the Shareholders under Section 7.2 hereof with respect to any Losses incurred by PetQuarters with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty hereunder (other than any representation or warranty of the Shareholders set forth in Section
         4.2 or 4.9 hereof) shall terminate on the first anniversary of the Closing Date.

                  (e) Subject to Section 7.4(g) hereof, the obligations of the Shareholders under Section 7.2 hereof with respect to any Losses incurred by PetQuarters with respect to any Shareholder Indemnifiable Claim arising out of or relating to any covenant or agreement of the Shareholders set forth in this Agreement shall terminate upon expiration, if any, of such covenant or agreement as provided herein.

                  (f) Subject to Section 7.4(g) hereof and not including any indemnity provided by Sections 7.3(b) and 7.3(c) hereof, the obligations of PetQuarters under Section 7.3 hereof with respect to any Losses incurred by any Shareholder with respect to any Purchaser Indemnifiable

         Claim relating to any matter referred to in Section 7.3(a) hereof shall terminate on the first anniversary of the Closing Date.

                  (g) The foregoing provisions of this Section 7.4 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a Shareholder Indemnifiable Claim or a Purchaser Indemnifiable Claim, as the case may be, is given by the Party seeking indemnification (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a Shareholder Indemnifiable Claim or a Purchaser Indemnifiable Claim, as the case may be, is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claim, breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Shareholder Indemnifiable Claim or PetQuarters Indemnifiable Claim, as the case may be, by any reason of the termination otherwise provided for above in this Section 7.4, if any.

         7.5 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Shareholder Indemnifiable Claim or Purchaser Indemnifiable Claim:

                  (a) Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any written documents.

                  (b) The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 7.5(a) hereof unless the Indemnifying Party has been materially prejudiced thereby.

                  (c) If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 7.2 or 7.3 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, PetQuarters Indemnitees, the Company and the Shareholders shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

         7.6 PAYMENT OF INDEMNIFICATION BY SHAREHOLDERS. If PetQuarters is required or obligated to pay cash to any third-party pursuant to a Shareholder Indemnifiable Claim, the Shareholders shall pay or reimburse PetQuarters in cash, or by wire of immediately available funds, such amount that PetQuarters is required to pay to such third-party. For all other Losses suffered by PetQuarters pursuant to a Shareholder Indemnifiable Claim, all indemnification to be paid by the Shareholders, or any of them, shall be effected, at the sole option of the Indemnifying Party, by either (a) tendering to the Indemnified Party that number of PQ Shares as is equal to the quotient of the amount of the indemnification divided by $3.50, or (b) the payment in cash, by certified check or by wire of immediately available funds the full amount of the indemnified liability.


                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATION OF PETQUARTERS. The obligation of PetQuarters to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless PetQuarters shall waive such fulfillment:

                  (i) No injunction, restraining order or other order issued by a court of competent jurisdiction that prohibits the consummation of the Transaction shall be in effect and no action, suit or proceeding before any court or any governmental body or authority pertaining to the Transaction contemplated by this Agreement or to its consummation shall have been instituted on or before the Closing Date;

                  (ii) There shall not have been taken or proposed any action, and no statute, rule or regulation shall have been promulgated or enacted, by any local, state, federal or foreign government or governmental agency, that would render the consummation of the Transaction illegal;

                  (iii) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction and, if applicable to the Transaction, the waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

                  (iv) Each of the Shareholders shall have performed or caused WeR to have performed, as required, in all material respects all agreements and covenants and satisfied all conditions on their part to be performed or satisfied on or prior to the Closing;

                  (v) No material adverse change shall have taken place in the assets, business, condition (financial or otherwise), or operations of WeR;

                  (vi) The representations and warranties of each of the Shareholders set forth in this Agreement, the Schedules or Exhibits hereto or in any written statement that shall be delivered to PetQuarters shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

                  (vii) PetQuarters shall have received from each of the Shareholders a certificate, executed by such Shareholder or its authorized representative, dated as of the Closing Date, as to the satisfaction of the conditions in paragraphs (iv), (v) and (vi) above;

                  (viii) PetQuarters shall have received, on and as of the Closing Date, an opinion of counsel to the Shareholders in a form reasonably acceptable to PetQuarters;

                  (ix) PetQuarters shall have received, on and as of the Closing Date, such other closing documents and instruments as PetQuarters shall reasonably request, in each case reasonably satisfactory in form and substance to PetQuarters and its counsel;

                  (x) The Shareholders shall have delivered to PetQuarters, except as otherwise requested by PetQuarters, the written resignations of all of the officers and directors of WeR, and will cause any other action to be taken with respect to those resignations that PetQuarters may reasonably request;

                  (xi) PetQuarters shall have received executed copies of the Employment Agreements for Michael Boroch and Michael Dybicz, substantially in the form attached hereto as Exhibit B.

                  (xii) PetQuarters shall have received Audited Financial Statements through March 31, 2000 for WeR; and

                  (xiii) PetQuarters shall have received written confirmation from AHN/FIT, satisfactory to PetQuarters, that AHN/FIT (i) consents to the assignment of the Galaxy Contract to PetQuarters, (ii) waives any past defaults of WeR under the Galaxy Contract, and (iii) will give PetQuarters a reasonable time to cure any ongoing defaults under the Galaxy Contract.

                  (xiv)


For purposes of paragraph (v) above but without limiting the scope of such paragraph, "material adverse change" shall include any reduction of $5,000 or more in the Equity of WeR as of the Closing Date as compared to the Equity of WeR shown in WeR's Balance Sheet prepared in accordance with generally accepted accounting principals, it being agreed and understood that it is the intent of the Parties that WeR shall continue to operate as it has done in the past until Closing and that the Shareholders will continue to operate as they have done until Closing, and that no extraordinary distributions shall be made to the Shareholders.

         8.2 CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS. The obligation of the Shareholders to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Shareholders shall waive such fulfillment:

                  (i) No injunction, restraining order or other order issued by a court of competent jurisdiction that prohibits the consummation of the Transaction shall be in effect and no action, suit or proceeding before any court or any governmental body or authority pertaining to the Transaction contemplated by this Agreement or to its consummation shall have been instituted on or before the Closing Date;

                  (ii) There shall not have been taken any action, and no statute, rule or regulation shall have been promulgated or enacted, by any state, federal or foreign government or governmental agency, that would render the consummation of the Transaction illegal;

                  (iii) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction and, if applicable to the Transaction, the waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

                  (iv) PetQuarters shall have performed all agreements and covenants and satisfied all conditions on its part to be satisfied on or prior to the Closing;

                  (v) The Shareholders shall have received, on and as of the Closing Date, an opinion of counsel to PetQuarters in a form reasonably acceptable to the Shareholders;

                  (vi) The representations and warranties of PetQuarters set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

                  (vii) No material adverse change shall have taken place in the assets, business, condition (financial or otherwise), or operations of PetQuarters;

                  (viii) The Shareholders shall have received from PetQuarters a certificate, executed by its authorized representative, dated as of the Closing Date, as to the satisfaction of the conditions in paragraphs
         (iv), (vi) and (vii) above;

                  (ix) The Shareholders shall have received, on and as of the Closing Date, such other closing documents and instruments as the Shareholders shall reasonably request, in each case reasonably satisfactory in form and substance to the Shareholders and their counsel;

                  (x) Michael Boroch and Michael Dybicz shall have received executed copies of their Employment Agreements, substantially in the form attached hereto as Exhibit B.


                                   ARTICLE IX
                                   THE CLOSING

         9.1 CLOSING. The Closing hereunder shall take place at the offices of Wright, Lindsey & Jennings LLP in Little Rock, Arkansas, or at such other place as PetQuarters and the Selling Parties may agree upon, on the Closing Date.

         9.2 DELIVERY BY THE SELLING PARTIES. At the Closing, the Selling Parties shall deliver to PetQuarters the following instruments, in form and substance satisfactory to PetQuarters and its counsel, against delivery of the items specified in Section 9.3:

                  (i) Certificates representing all of the Shares, registered in the names of the Shareholders, duly endorsed by the Shareholders for transfer and upon which are affixed any documentary stock transfer stamps required by law (executed in blank or in favor of PetQuarters), together with all other documents necessary or appropriate to validly transfer the Shares to

         PetQuarters free and clear of any and all encumbrances. On submission of the certificates to WeR for transfer, WeR shall issue to PetQuarters certificates representing the Shares, registered in PetQuarters' name;

                  (ii) The stock books, stock ledgers, minute books and corporate seals of WeR;

                  (iii) The certificates as provided in Section 8.1(vii);

                  (iv) The opinion of counsel to the Shareholders as provided in
         Section 8.1(viii); and

                  (v) The written resignations of WeR's officers and directors as provided in Section 8.1(x).

         9.3 DELIVERY BY PETQUARTERS. At the Closing, PetQuarters shall deliver to the Shareholders the following instruments, in form and substance satisfactory to the Shareholders and their counsel, against delivery of the items specified in Section 9.2:

                  (i) The stock certificates for the Purchase Price as provided in Sections 2.2.1 and 2.2.2;

                  (ii) The opinion of counsel to PetQuarters as provided in
         Section 8.2(v); and

                  (iii) The certificates as provided in Section 8.2(viii).


                                   ARTICLE X
                         TERMINATION, AMENDMENT, WAIVER

         10.1 TERMINATION. This Agreement and the Transaction may be terminated at any time prior to the Closing:

                  10.1.1 By mutual consent of PetQuarters and the Selling Parties; or

                  10.1.2 By either PetQuarters or the Shareholders, upon written notice to the other, if the conditions to such Party's obligations to consummate the Transaction, in the case of PetQuarters, as provided in Section 8.1, or, in the case of the Shareholders, as provided in Section 8.2, were not, or cannot reasonably be, satisfied on or before April 14, 2000, unless the failure of condition is the result of the material breach of this Agreement by the Party seeking to terminate.

Regardless of the reason or method of termination, Sections 5.2, 5.3, and 6.7 of this Agreement shall survive any termination of this Agreement.

         10.2 AMENDMENT. This Agreement may be amended by the Shareholders and PetQuarters by action taken at any time prior or subsequent to the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties required by the preceding sentence.

         10.3 WAIVER. At any time prior to the Closing Date, PetQuarters or the Shareholders may (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (3) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or delivered by an overnight mail service such as UPS or Federal Express to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice given at least five (5) business days prior thereto):

                  If to PetQuarters:

                  PetQuarters, Inc.
                  P.O. Box 410
                  Lonoke, Arkansas  72086
                  Attention:  Steve Dempsey

                  with a copy to:

                  Wright, Lindsey & Jennings LLP
                  200 West Capitol
                  Suite 2200
                  Little Rock, Arkansas  72201-3699
                  Attention:  C. Tad Bohannon

                  If to the Shareholders or any of them:

                  WeRPets, Inc.
                  4117 Hillsboro Pike
                  Suite 103-256
                  Nashville, Tennessee  37215
                  Attention:  Michael Boroch

                  with a copy to:

                  Waller Lansden Dortch & Davis
                  Nashville City Center
                  511 Union Street, Suite 2100
                  Nashville, Tennessee  37219-1760
                  Attention:  Matthew R. Burnstein

         11.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.3 MISCELLANEOUS. This Agreement (1) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person or Entity any rights or remedies hereunder; (3) shall not be assigned by operation of law or otherwise without the other Party's prior written consent, which shall not be unreasonably withheld; (4) shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors, heirs and assigns; and
(5) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Tennessee, without regard to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         11.4 SEVERABILITY. Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

         11.5 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         11.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.


PETQUARTERS, INC.


By:
   ------------------------------------
Steve Dempsey, President


THE SHAREHOLDERS:



-------------------------------------    -------------------------------------
MICHAEL BOROCH                           EDWARD KARRELS


-------------------------------------    -------------------------------------
MICHAEL DYBICZ                           TOD FETHERLING


-------------------------------------    -------------------------------------
ROBERT YOUNG                             DENNIS FARRELL


-------------------------------------    -------------------------------------
JERRELL SHELTON                          ROBERT HUTSELL

                                         AHN/FIT INTERNET, LLC,
-------------------------------------
PHILIP HERTIK
                                         By:
                                            -----------------------------------